EXHIBIT I

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of QuinStreet, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  January 27, 2017

SPLIT ROCK PARTNERS, LLC

By:	/s/ Stacy M. Campbell-Kraft
Stacy M. Campbell-Kraft
Its:	Authorized Representative

SPVC V, LLC

By:	/s/ Stacy M. Campbell-Kraft
Stacy M. Campbell-Kraft
Its:	Authorized Representative